Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Employee Equity Plan, the 2020 Restricted Stock Unit Plan for North America Employees and the 2021 Employee Stock Ownership Plan of BioNTech SE of our reports dated March 30, 2022, with respect to the consolidated financial statements of BioNTech SE and the effectiveness of internal control over financial reporting of BioNTech SE included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

February 13, 2023